Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors of

Highland Hospitality Corporation:

We consent to the incorporation by reference in the registration statements (Nos. 333-121338, 333-121339 and 333-121341) on Form S-3 and registration statement (No. 333-134407) on Form S-8 of Highland Hospitality Corporation of our reports dated February 27, 2007, with respect to the consolidated balance sheets of Highland Hospitality Corporation and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2006, and the related financial statement schedule, to management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006 Annual Report on Form 10-K of Highland Hospitality Corporation.

/s/ KPMG LLP

McLean, Virginia
February 27, 2007